UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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CUMULUS MEDIA INC.

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Cumulus Media Inc.

Annual Meeting of Stockholders

May 8, 2012

Notice of Meeting and Proxy Statement

3280 Peachtree Road, N.W.

Suite 2300

Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 8, 2012

To the Stockholders of Cumulus Media Inc.:

The 2012 Annual Meeting of Stockholders of Cumulus Media Inc., a Delaware corporation (“Cumulus Media” or the “Company”), will be held at the Company’s offices, 3280 Peachtree Road, N.W., Atlanta, Georgia 30305, in the boardroom located on the 23rd floor, on May 8, 2012 at 9:00 a.m., local time, for the following purposes:

(1) to elect seven (7) directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

(2) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012; and

(3) to transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Only holders of record of shares of the Company’s Class A common stock or Class C common stock at the close of business on March 23, 2012, are entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment thereof.

Holders of a majority of the outstanding voting power represented by the shares of the Company’s Class A common stock and Class C common stock, voting together as a single class, must be present in person or by proxy in order for the meeting to be held. Our Board of Directors recommends that you vote FOR each of the director nominees and FOR Item 2. Therefore, we urge you to date, sign and return the accompanying proxy card in the enclosed envelope whether or not you expect to attend the annual meeting in person. If you attend the meeting and wish to vote your shares personally, you may do so by validly revoking your proxy at any time prior to the vote.

This notice, the proxy statement and the accompanying proxy card are being distributed to stockholders and made available on the Internet commencing on or about April 6, 2012.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 8, 2012

The proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available at www.cumulus.com/investors.aspx. If you need directions to the 2012 Annual Meeting of Stockholders, please call (404) 949-0700.

Lewis W. Dickey, Jr.

Chairman, President and Chief Executive Officer

April 6, 2012

i

INFORMATION REGARDING THE ANNUAL MEETING

Date, Time and Place of Annual Meeting

We are furnishing this proxy statement to the holders of our Class A common stock and our Class C common stock who held their shares at the close of business on March 23, 2012 (the “Record Date”), in connection with the solicitation of proxies by our Board of Directors for the annual meeting of stockholders to be held on May 8, 2012, at 9:00 a.m., local time, at our offices, 3280 Peachtree Road, N.W., Atlanta, Georgia 30305, in the boardroom located on the 23rd floor, or at any adjournment or postponement of that meeting. At the meeting, stockholders will be asked to consider and vote on the items of business listed and described in this proxy statement. This proxy statement and the accompanying proxy card are being distributed to our stockholders and made available on the Internet commencing on or about April 6, 2012.

Record Date; Quorum; Outstanding Common Stock Entitled to Vote

All holders of record of our Class A common stock and our Class C common stock as of the Record Date are entitled to receive notice of, and to vote at, the annual meeting. The presence, in person or by proxy, of holders of a majority of the voting power represented by outstanding shares of our Class A common stock and our Class C common stock, voting together as a single class, is required to constitute a quorum for the transaction of business.

Abstentions and “broker non-votes” will be treated as present for purposes of determining a quorum. A “broker non-vote” occurs when a registered holder (such as a bank, broker or other nominee) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because the registered holder does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner. Banks, brokers or other nominees that have not received voting instructions from their clients cannot vote on their clients’ behalf on the election of directors, but may (but are not required to) vote their clients’ shares on the proposal to ratify the appointment of our independent registered public accounting firm.

As of the Record Date, there were 138,912,110 shares of our Class A common stock outstanding and 644,871 shares of our Class C common stock outstanding, representing an aggregate of 145,360,820 votes.

Voting Rights; Vote Required for Approval

Holders of our Class A common stock are entitled to one vote for each share of Class A common stock held as of the Record Date. Holders of our Class C common stock are entitled to ten votes for each share of Class C common stock held as of the Record Date. Holders of shares of our Class A common stock and our Class C common stock will vote together as a single class on the matters to be voted upon at the annual meeting.

The affirmative vote of a majority of the votes entitled to be cast and represented at the annual meeting is required to elect the directors nominated to serve until the next annual meeting and until their successors are elected and qualified, and to ratify the appointment of our independent registered public accounting firm for 2012. Withheld votes on the election of directors and abstentions on the ratification of the appointment of our independent registered public accounting firm for 2012 will have the same effect as a vote against these proposals, but broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of the vote on the election of directors.

Voting and Revocation of Proxies

A proxy card for you to use in voting at the annual meeting accompanies this proxy statement. You may also vote by telephone or via the Internet as follows:

•	by telephone: call toll free 1-800-652-VOTE (8683) and follow the instructions provided by the recorded message; or

•	via the Internet: visit www.investorvote.com/CMLS and follow the steps outlined on the secured website.

All properly executed proxies that are received prior to, or at, the annual meeting and not revoked (and all shares properly voted by telephone or via the Internet) will be voted in the manner specified. If you execute and return a proxy card, and do not specify otherwise, the shares represented by your proxy will be voted FOR each of the director nominees and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012.

If you have given a proxy or voted by telephone or via the Internet pursuant to this solicitation, you may nonetheless revoke it by attending the annual meeting and voting in person. In addition, you may revoke any proxy you give before the annual meeting by voting by telephone or via Internet at a later date (in which case only the last vote will be counted) prior to 1:00 a.m. Central Time on May 8, 2012 (the deadline to vote by telephone or via the Internet), by delivering a written statement revoking the proxy, or by delivering a duly executed proxy bearing a later date to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305, so that it is received prior to the annual meeting, or at the annual meeting itself prior to the closing of the polls. If you have executed and delivered a proxy to us or voted by telephone or via the Internet, your attendance at the annual meeting will not, by itself, constitute a revocation of your proxy.

Solicitation of Proxies and Householding

We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone, facsimile, e-mail or otherwise, but they will not be compensated specifically for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of common stock they hold of record.

From time to time, we may and, if you hold your shares in street name, your bank, broker or other nominee may, participate in the practice of “householding” proxy soliciting material. This means that if you reside in the same household as other stockholders of record or beneficial owners of our common stock, you may not receive your own copy of our proxy materials, even though each stockholder received his or her own proxy card. If your household received one set of proxy materials and you are a stockholder of record who would like to receive additional copies of our proxy materials, you may request a duplicate set by contacting our Corporate Secretary at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305 or at the following telephone number: (404) 949-0700. If you share an address with other stockholders of record and your household received multiple sets of proxy materials, and you would like for your household to receive a single copy of our proxy materials, you may make such a request by contacting our Corporate Secretary at our principal executive offices address or phone number listed above. If you hold your shares in street name, please contact your bank, broker or other nominee directly to request a duplicate set of our proxy materials or to reduce the number of copies of our proxy materials that will be sent to your household.

Other Matters

Except for the votes on the proposals described in this proxy statement, no other matter is expected to come before the annual meeting. If any other business properly comes before the annual meeting, the persons named as proxies will vote in their discretion to the extent permitted by law.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of seven members. Pursuant to our Third Amended and Restated Certificate of Incorporation (the “Charter”) and our Amended and Restated By-laws (the “By-laws”), directors are elected or appointed to a term which expires at the next successive annual meeting and when their successors are elected and qualified. All seven of the director nominees are currently directors, and each director nominee was elected by our stockholders at our 2011 annual meeting of stockholders, except for Jeffrey A. Marcus and Arthur J. Reimers.

On September 16, 2011, in connection with the completion of the Company’s acquisition of Citadel Broadcasting Corporation (“Citadel”) (the “Citadel Acquisition”), the Company entered into a Stockholders’ Agreement with BA Capital Company, L.P. (“BA Capital”) and Banc of America Capital Investors SBIC, L.P. (“BACI”) (together, the “BofA Stockholders”), Blackstone FC Communications Partners L.P. (“Blackstone”), Lewis W. Dickey, Jr., John W. Dickey, David W. Dickey, Michael W. Dickey, Lewis W. Dickey, Sr. and DBBC, L.L.C. (collectively, the “Dickeys”), Crestview Radio Investors, LLC (“Crestview”), MIHI LLC (“Macquarie”) and UBS Securities LLC (“UBS”). Pursuant to the Stockholders’ Agreement, which provides that the size of the Board of Directors is set at seven members, Crestview has the right to designate two individuals for nomination to the Board of Directors, and each of the Dickeys, the BofA Stockholders and Blackstone has the right to designate one individual for nomination to the Board of Directors. The Stockholders’ Agreement provides that the other two positions on the Board of Directors will be filled by individuals selected and nominated by the Board of Directors, each of whom must meet applicable independence criteria. Further, the parties to the Stockholders’ Agreement (other than the Company) have agreed to support the director nominees who are designated by the relevant stockholders and are presented to the Company’s stockholders for approval at stockholder meetings for the term set out in the Stockholders’ Agreement. Each stockholder party’s respective director nomination rights under the Stockholders’ Agreement will generally survive for so long as that stockholder continues to own a specified percentage of the Company’s stock, subject to certain exceptions. Messrs. Marcus and Reimers are Crestview’s designees to our Board of Directors, Mr. Tolley is Blackstone’s designee to our Board of Directors, Mr. Sheridan is the BofA Stockholders’ designee to our Board of Directors, and Mr. Lewis W. Dickey, Jr., our Chairman and Chief Executive Officer, is the Dickeys’ designee to our Board of Directors.

The Stockholders’ Agreement also provides that, for so long as Crestview is the Company’s largest stockholder, it will have the right to select one of its designees to our Board of Directors, who shall meet the definition of an independent director and who is elected to the Board of Directors, to be appointed as the lead director of the Board of Directors. Effective September 16, 2011, Mr. Marcus was appointed as lead director.

The director nominees have all been nominated for election by our Board of Directors, upon the recommendation of a majority of our independent directors. If elected, each of the director nominees would serve until the 2013 annual meeting of stockholders or until each is succeeded by another qualified director who has been elected.

Detailed information about each of the director nominees is provided below. Our Board of Directors has no reason to believe that any of these individuals will be unable to serve as directors. If for any reason any of these individuals becomes unable to serve before the annual meeting, the persons named in the proxy will vote for the election of such other persons as our Board of Directors may recommend.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote FOR the election of each of the director nominees.

Directors Nominated for Election to Serve until the 2013 Annual Meeting

Lewis W. Dickey, Jr., age 50, is our Chairman, President and Chief Executive Officer. Mr. L. Dickey has served as Chairman, President and Chief Executive Officer since December 2000. Mr. L. Dickey was one of our founders and initial investors, and served as Executive Vice Chairman from March 1998 to December 2000. Mr. L. Dickey is a nationally regarded consultant on radio strategy and the author of The Franchise — Building Radio Brands, published by the National Association of Broadcasters, one of the industry’s leading texts on competition and strategy. Mr. L. Dickey also serves as a member of the National Association of Broadcasters Radio board of directors. Mr. L. Dickey is the brother of John W. Dickey, our Executive Vice President and Co-Chief Operating Officer.

Mr. L. Dickey has over 28 years of experience in the radio broadcasting industry in a variety of strategic, operational and financing areas. As a founder of Cumulus Media, Mr. L. Dickey was instrumental in our development and growth. His service as our Chairman and Chief Executive Officer over the past eleven years has resulted in his having a unique level of knowledge of the opportunities and challenges associated with our business. Among other things, he brings to our Board of Directors his extensive background in station acquisitions, integration and management. Mr. L. Dickey’s familiarity with us, our industry and various market participants makes him uniquely qualified to lead and advise the Board of Directors as Chairman.

Ralph B. Everett, age 60, has served as one of our directors since July 1998. Since January 2007, Mr. Everett has served as the President and Chief Executive Officer of the Joint Center for Political and Economic Studies, a national, nonprofit research and public policy institution located in Washington, D.C. Prior to 2007, and for more than eighteen years, Mr. Everett had been a partner with the Washington, D.C. office of the law firm of Paul, Hastings LLP, where he headed the firm’s Federal Legislative Practice Group. He had previously worked in the U.S. Senate for more than a decade, including serving as a staff director and chief counsel of the Committee on Commerce, Science and Transportation. In 1998, Mr. Everett was appointed by President Clinton as United States Ambassador to the 1998 International Telecommunication Union Plenipotentiary Conference. In the same year, he led the U.S. delegation to the Second World Telecommunication Development Conference in Malta, joining participants from more than 190 nations. He is also a member of the Board of Visitors of Duke University Law School and serves on the boards of Connection Nation and Independent Sector.

Mr. Everett possesses an extensive legal background, particularly in FCC and radio broadcasting matters, as evidenced by the various legal and advisory positions he has held during his career. In addition, Mr. Everett’s management experience as a chief executive officer of a public policy institute focused on political and economic matters provides a valuable perspective to our Board of Directors and enables Mr. Everett to offer value in the oversight of the Company through his service on the Audit Committee.

Jeffrey A. Marcus, age 65, has served as one of our directors since September 2011. Mr. Marcus joined Crestview Partners, a private equity firm, in 2004, and currently serves as head of the Crestview Partners’ media and communications group. Prior to joining Crestview Partners, Mr. Marcus served in various positions in the media and communications industry, including as president and chief executive officer of AMFM Inc. (formerly Chancellor Media Corporation), one of the nation’s largest radio broadcasting companies, and as founder and chief executive officer of Marcus Cable Company, a privately-held cable company. Mr. Marcus is currently a director of CWGS Enterprises, LLC, OneLink Communications (MCNA Cable Holdings LLC and San Juan Cable LLC) and Insight Communications Company, Inc. and a director candidate of Charter Communications, Inc.

Mr. Marcus brings a diverse financial and business management background to our Board of Directors, as evidenced by the variety of senior management positions he has held throughout his career in the media and communications industry. This history and experience contributes to the Board of Directors and its committees significant insight into a number of functional areas critical to Cumulus. Mr. Marcus has also served as a member of several boards of directors, which allows him to leverage his experience for the further benefit of the Company.

Arthur J. Reimers, age 57, has served as one of our directors since September 2011. Mr. Reimers has acted as an independent investor and business consultant since 2001. Prior to 2001, Mr. Reimers served in various positions with increasing seniority at Goldman, Sachs & Co., an investment banking firm, from 1981 to 2001, including as Managing Director from 1998 until his retirement in 2001. Mr. Reimers serves on the boards of directors of FBR Capital Markets Corporation and Rotech Healthcare Inc.

Mr. Reimers brings significant financial acumen and an understanding of risk and capital-related matters as a result of his professional experience, which are critical to our success and important to the Board of Directors and to his service on our Audit Committee. In addition, Mr. Reimers brings significant experience serving on other public company boards, including as a lead director, which allows us to benefit from his insight into process and procedural oversight and appropriate levels of interaction between the Board of Directors and management.

Eric P. Robison, age 52, has served as one of our directors since August 1999. Mr. Robison is currently the President and Chief Executive Officer of Lynda.com, an Internet-based software and education training company, which he joined in January 2008. From 2002 to 2008, he was President of IdeaTrek, Inc., a company that provides business consulting services. From 1994 to 2002, Mr. Robison was Vice President, Business Development at Vulcan Inc., the holding company that managed all personal and business interests for investor Paul G. Allen, where Mr. Robison managed various projects and analyzed investment opportunities. He has previously served as a director of several publicly traded companies in various industries.

Mr. Robison brings to our Board of Directors substantial corporate management experience through his high-level positions at technology, business services and training companies, as well as past experience on boards of directors, including at CNET Networks, Inc. Mr. Robison has particular skill and experience in business development and investments and acquisitions, and particularly in connection with internet initiatives and related ventures, all of which is useful to our business strategy, and provides value in the oversight of the Company through his service on the Compensation Committee.

Robert H. Sheridan, III, age 49, has served as one of our directors since July 1998. Mr. Sheridan is currently a partner at Ridgemont Equity Partners, a private equity firm that provides buyout and growth capital to closely-held private companies and new business platforms. Prior to joining Ridgemont Equity Partners in August 2010, Mr. Sheridan served as Managing Director, and Co-Head of the Americas, for BAML Capital Partners (“BAMLCP”), the private equity and mezzanine group within Bank of America Corporation, since January 1998, and was a Senior Vice President and Managing Director of BA Capital, which was formerly known as NationsBanc Capital Corp. Affiliates of Ridgemont Equity Partners are the successor general partners to certain affiliates of BAMLCP, which previously served as general partners of the BofA Stockholders. Mr. Sheridan has an economic interest in the entities comprising the general partners of the BofA Stockholders. He was a Director of NationsBank Capital Investors, the predecessor of BAMLCP, from January 1996 to January 1998.

Mr. Sheridan’s expertise in a variety of financial matters, in private equity and in capital markets and acquisition transactions, makes him a valuable member of our Board of Directors, and enhances the value of his service on the Audit Committee. Mr. Sheridan’s significant experience as a senior-level private equity professional provides a solid and diverse platform for him to provide a perspective to our Board of Directors on financial, strategic and acquisition-related matters.

David M. Tolley, age 44, has served as one of our directors since January 2011. Mr. Tolley is a private investor who previously was employed by Blackstone from 2000 until December 2011, most recently serving as Senior Managing Director. Prior to joining Blackstone, Mr. Tolley held a series of positions at Morgan Stanley & Co. He served as a director of Cumulus Media Partners, LLC (“CMP”) from 2006 to August 2011, and is the former Chairman of the board of directors of New Skies Satellites Holdings Ltd.

Mr. Tolley has over fifteen years of experience in private equity investments and investment banking, with extensive experience in mergers, acquisitions and financings. He has particular experience in the telecommunications and media sectors. His competence in critical financial analysis and strategic planning, and vast experience in both transactions in, and overseeing operations of, numerous companies in the telecommunications and media industries, bring essential skills and a unique perspective to the Board of Directors and to his service on the Audit and Compensation Committees.

INFORMATION ABOUT THE BOARD OF DIRECTORS

The Board of Directors is elected by our stockholders to oversee our business and affairs and to assure that the long-term interests of our stockholders are being served. Our business is conducted by our employees, managers and officers under the direction of the Chief Executive Officer and the oversight of the Board of Directors.

The Board of Directors held 12 meetings during 2011. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he served, during the period that he served. We do not have a formal policy regarding attendance by directors at our annual meetings, but we encourage all incumbent directors, as well as all director nominees, to attend the annual meeting. All director nominees who were then members of our Board of Directors attended last year’s annual meeting of stockholders, either in person or telephonically.

Director Independence

Our Board of Directors has reviewed the standards of independence for directors established by applicable laws and regulations, including the current listing standards of the NASDAQ Marketplace Rules, and has reviewed and evaluated the relationships of the directors with us and our management. Based upon this review and evaluation, our Board of Directors has determined that none of the current non-employee members of the Board of Directors has a relationship with us or our management that would interfere with such director’s exercise of independent judgment, and that each non-employee member of the Board of Directors — Messrs. Everett, Marcus, Reimers, Robison, Sheridan and Tolley — is an independent director. The independent directors meet periodically in executive sessions.

Board of Directors Leadership Structure

Lewis W. Dickey, Jr. serves as our Chairman, President and Chief Executive Officer. Our Board of Directors believes that Mr. L. Dickey’s service as both Chairman of the Board of Directors and Chief Executive Officer is in our and our stockholders’ best interests. He has extensive experience in radio broadcasting, is viewed as a leader in the industry and possesses detailed and in-depth knowledge of the issues, opportunities and challenges that we face. Our Board of Directors believes that he is, therefore, best positioned to guide the Board of Directors to ensure that our directors’ time and attention are focused on the most critical matters. His combined role enables decisive leadership and clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees, customers and suppliers, as well as to the investment community and the capital markets, particularly given the turbulent economic conditions and changes that have occurred within the industry.

Historically, in light of the relatively small size of our Board of Directors, and the active participation of each of our independent directors, our Board of Directors did not believe it was necessary to designate one of the four independent directors as a lead independent director. However, in connection with the significant growth of, and changes in, our Company in 2011 resulting primarily from our completion of the acquisition of the 75.0% of the equity interests of Cumulus Media Partners, LLC that the Company did not own (the “CMP Acquisition”), the Citadel Acquisition and the related equity investment and global refinancing, and pursuant to the terms of the Stockholders’ Agreement, effective September 16, 2011, we created the position of “lead director.” The Board of Directors believed that this was appropriate to allow Mr. L. Dickey to continue to focus on managing the Company’s business, to provide additional structure for our independent directors’ role in the oversight of the Company, and to demonstrate the effective, independent leadership on the Board of Directors.

As discussed above, under the Stockholders’ Agreement, Crestview has the right to have one of its designees to the Board of Directors appointed as lead director. Pursuant thereto, Mr. Marcus was appointed as lead director effective September 16, 2011. The lead director’s responsibilities, include, among others:

•	providing oversight of corporate governance matters;

•	serving as a liaison between the independent directors and the Chairman and as consensus builder for the Board of Directors;

•	assisting the Chairman in guiding the Board of Directors in its strategic focus;

•	reviewing and participating in developing Board of Directors meeting agendas;

•	overseeing and managing any potential conflict of interest issues;

•	coordinating communication and integration across committees; and

•	presiding over executive sessions of the independent directors.

We believe that the foregoing structure and responsibilities, when combined with the Company’s other governance policies and procedures, provide appropriate opportunities for oversight, discussion, and evaluation of decisions and direction from the Board of Directors.

Committees of the Board of Directors

The Board of Directors has an Audit Committee and a Compensation Committee.

The Audit Committee.    The purpose of the Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibilities with respect to: (i) our accounting, reporting and financial practices, including the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence and (iv) the performance of the independent auditors, and our own internal audit function. The Audit Committee is responsible for overseeing our accounting and financial reporting processes and the audits of our financial statements on behalf of our Board of Directors. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm (including resolution of any disagreements between our management and independent registered public accounting firm regarding financial reporting), and our independent registered public accounting firm’s report directly to the Audit Committee.

The Audit Committee met 5 times in 2011. The members of the Audit Committee during 2011 were Robert H. Sheridan, III (Chairman), Ralph B. Everett and Eric P. Robison. Effective March 13, 2012, the members of the Audit Committee are David M. Tolley (Chairman), Ralph B. Everett, Arthur J. Reimers and Robert H. Sheridan, III. Our Board of Directors has determined that each Audit Committee member is “independent,” as such term is defined under the rules of the Securities and Exchange Commission (“SEC”) and the NASDAQ Marketplace Rules applicable to audit committee members, and meets the financial literacy requirements of the NASDAQ Marketplace Rules. None of the aforementioned members has participated in the preparation of the financial statements of Cumulus Media or its subsidiaries at any time during the past three years. Our Board of Directors has determined that Mr. Sheridan (1) is an “audit committee financial expert,” as such term is defined under the rules of the SEC, and (2) meets the NASDAQ Marketplace Rules’ professional experience requirements. In making such determination, the Board of Directors took into consideration, among other things, the express provision in Item 407(d) of SEC Regulation S-K that the determination that a person has the attributes of an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Audit Committee and the Board of Directors, nor shall it affect the duties and obligations of other Audit Committee members or the Board of Directors.

The Audit Committee operates pursuant to a written charter, which is reviewed on an annual basis and complies with the applicable provisions of the Sarbanes-Oxley Act of 2002, the related rules of the SEC, and the NASDAQ Marketplace Rules. A copy of our Audit Committee charter is available on our corporate website, at www.cumulus.com.

The Compensation Committee.    The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and specifically reviews and approves salaries, bonuses and equity-based compensation for our executive officers. The Compensation Committee met 7 times in 2011. The members of the Compensation Committee during 2011 were Eric P. Robison (Chairman), Ralph B. Everett and Robert H. Sheridan, III. Effective January 1, 2012, the members of the Compensation Committee are Jeffrey A. Marcus (Chairman), Eric P. Robison and David M. Tolley, each of whom is “independent,” as such term is defined under the NASDAQ Marketplace Rules.

The Compensation Committee does not have a formal written charter. Our Board of Directors has delegated to the Compensation Committee the following areas of responsibilities:

•	performance evaluation, compensation and development of our executive officers;

•	establishment of performance objectives under the Company’s short- and long-term incentive compensation arrangements and determination of the attainment of such performance objectives; and

•	oversight and administration of benefit plans.

The Compensation Committee generally consults with management in addressing executive compensation matters. Historically, the parameters for the compensation of our Chief Executive Officer have been largely established pursuant to his employment agreement, and the compensation of our other executive officers has been determined after taking into account compensation recommendations made by the Chief Executive Officer. In November 2011, the Company entered into new employment agreements with all of its executive officers. Subject to applicable parameters, our Chief Executive Officer, based on the performance evaluations of the other executive officers, recommends to the Compensation Committee compensation for those executive officers. The executive officers, including our Chief Financial Officer, also provide recommendations to the Compensation Committee from time to time regarding key business drivers included in compensation program designs, especially incentive programs, which may include defining related measures and explaining the mutual influence on or by other business drivers and the accounting and tax treatment relating to certain awards. Our Chief Executive Officer also provides regular updates to the Compensation Committee regarding current and anticipated performance outcomes, including the impact on executive compensation. The Compensation Committee has the authority to retain compensation consultants from time to time as it deems appropriate. For additional information about the Compensation Committee’s process and its role, as well as the role of executive officers, in determining executive compensation, see “Executive Compensation — Compensation Discussion and Analysis.”

Risk Oversight

Our Board of Directors as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committee, which reports on its deliberations to the full Board of Directors, as further described below. The Board of Directors feels that this structure for risk oversight is appropriate (except for those risks that require risk oversight by independent directors only) and, as only independent directors serve on the Board of Directors’ standing committees, the independent directors have full access to all available information for risks that may affect us.

The Audit Committee is specifically charged with discussing risk management (primarily financial and internal control risk), and receives regular reports from management (including legal and financial representatives), independent auditors, internal audit and outside legal counsel on risks related to, among others, our financial controls and reporting, covenant compliance and cost of capital. The Compensation Committee reviews risks related to compensation and makes recommendations to the Board of Directors with respect to whether the Company’s compensation policies are properly aligned to discourage inappropriate risk-taking, and is regularly advised by management (including legal and financial representatives) and outside legal counsel. In addition, the Company’s management, including the Company’s General Counsel, regularly communicates with the Board of Directors to discuss important risks that merit its review and oversight, including regulatory risk and risks stemming from periodic litigation or other legal matters in which we are involved. Finally, our Board of Directors believes that, in light of the significant changes to the Company and its business in 2011, our leadership structure of a combined Chairman and Chief Executive Officer, along with a separate lead director, allows for appropriate identification and assessment of issues that should be brought to the Board of Directors’ attention.

Nomination Process

Our Board of Directors does not have a standing nominating committee. Historically, due to the small size of our Board of Directors and the historically low turnover of its members, we did not foresee the need to establish a separate nominating committee or to adopt a charter to govern the nomination process. In light of the contractual rights set forth in the Stockholders’ Agreement governing the designation of a majority of the nominees to our Board of Directors, we do not currently foresee the need to establish a separate nominating committee or to adopt a written charter to govern the nomination process. Similarly, we do not have a formal process for identifying and evaluating nominees for director. Generally, director candidates have been first identified by evaluating the current members of our Board of Directors whose term will be expiring at the next annual meeting and who are willing to continue in service. If a member whose term is expiring no longer wishes to continue in service, or if our Board of Directors decides not to re-nominate such member, our Board of Directors would then determine whether to commence a search for qualified individuals meeting the criteria discussed below. To date, we have not engaged third parties to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

In accordance with Board policy and the NASDAQ Marketplace Rules, director nominees (including Messrs. L. Dickey, Marcus, Reimers, Sheridan and Tolley, who are designated for nomination pursuant to the terms of the Stockholders’ Agreement) must either be (1) recommended by a majority of the independent directors for selection by our Board of Directors or (2) discussed by the full Board of Directors and approved for nomination by the affirmative vote of a majority of our Board of Directors, including the affirmative vote of a majority of the independent directors.

Historically, we have not had a formal policy with regard to the consideration of director candidates recommended by our stockholders. To date, our Board of Directors has not received any recommendations from stockholders requesting that it consider a candidate for inclusion among our Board of Directors’ slate of nominees in our proxy statement, other than pursuant to the Stockholders’ Agreement, and certain predecessor agreements.

The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received, or will not be considered, if one is received in the future. Our Board of Directors from time to time may give consideration to the circumstances in which the adoption of a formal policy would be appropriate.

Our Board of Directors evaluates all candidates based upon, among other factors, a candidate’s financial literacy, knowledge of our industry or other relevant background experience, status as a stakeholder, “independence” (for purposes of compliance with the rules of the SEC and the NASDAQ Marketplace Rules), and willingness, ability and availability for service. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Board of Directors may also consider such other factors as it may deem are in the best interests of us and our stockholders. The Board of Directors considers diversity as it deems appropriate in this context (without having a formal diversity policy), given our current needs and the current needs of the Board of Directors to maintain a balance of knowledge, experience and capability. When considering diversity, the Board of Directors considers diversity as one factor, of no greater or lesser importance than other factors and considers diversity in a broad context of race, gender, age, business experience, skills, international experience, education, other board experience and other relevant factors.

Our By-laws provide for stockholder nominations to our Board of Directors, subject to certain procedural requirements. To nominate a director to our Board of Directors, a stockholder must give timely notice of the nomination in writing to our Corporate Secretary not later than 90 days prior to the anniversary date of the annual meeting of stockholders in the preceding year. All such notices must include (i) the stockholder’s name and address, (ii) a representation that the stockholder is one of our stockholders, and will remain so through the record date for the upcoming annual meeting, (iii) the class and number of shares of our common stock that the stockholder holds (beneficially and of record), and (iv) a representation that the stockholder intends to appear in person or by proxy at the upcoming annual meeting to make the nomination. The stockholder must also provide information on his or her prospective nominee, including such person’s name, address and principal occupation or employment, a description of all arrangements or understandings between the stockholder, his or her prospective nominee and any other persons (to be named), the written consent of the prospective nominee and such other information as would be required to be included in a proxy statement soliciting proxies for the election of director nominees.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Any matter intended for our Board of Directors, or for any individual member or members of our Board of Directors, should be directed to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305, with a request to forward the same to the intended recipient. In the alternative, stockholders may direct correspondence to our Board of Directors to the attention of the chairman of the Audit Committee of the Board, in care of Richard S. Denning, Corporate Secretary, at our principal executive offices. All such communications will be forwarded unopened.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers, and any persons who beneficially own more than 10% of our common stock, are required to file initial reports of ownership and reports of changes in ownership with the SEC. Based upon our review of copies of such reports for our 2011 fiscal year and written representations from our directors and executive officers, we believe that our directors and executive officers, and beneficial owners of more than 10% of our common stock, have complied with all applicable filing requirements for our 2011 fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information concerning the beneficial ownership of our common stock as of March 23, 2012 (unless otherwise noted) by (1) each of our directors and each of our named executive officers, (2) all of our directors and executive officers as a group, and (3) each person known to us to beneficially own more than 5% of any class of our voting common stock.

	Class A Common Stock(1)		Class B Common Stock(1)		Class C Common Stock(1)(2)		Percentage of Voting Control
Name of Stockholder	Number of Shares	Percentage	Number of Shares	Percentage	Number of Shares	Percentage
Crestview Radio Investors, LLC(3)	66,933,581	45.6%	—	—	—	—	43.7%
Banc of America Capital Investors SBIC, L.P.(4)	821,568	*	4,959,916	39.9%	—	—	*
BA Capital Company, L.P.(4)	849,475	*	849,275	6.8%	—	—	*
Lewis W. Dickey, Sr.(5)	11,504,632	8.3%	—	—	644,871	100%	12.3%
Canyon Capital Advisors LLC(6)	22,161,404	14.6%	—	—	—	—	14.0%
Blackstone FC Communications Partners L.P.(7)	3,315,238	2.4%	—	—	—	—	2.3%
Lewis W. Dickey, Jr.(8)	11,504,632	8.3%	—	—	644,871	100%	12.3%
John W. Dickey(9)	2,153,119	1.5%	—	—	—	—	1.5%
Joseph P. Hannan	25,000	*	—	—	—	—	*
John G. Pinch(10)	313,180	*	—	—	—	—	*
Richard S. Denning(11)	109,616	*	—	—	—	—	*
Robert H. Sheridan, III(12)	89,173	*	—	—	—	—	*
Ralph B. Everett(13)	95,330	*	—	—	—	—	*
Eric P. Robison(13)	108,763	*	—	—	—	—	*
David M. Tolley	31,954	*	—	—	—	—	*
Jeffrey A. Marcus(14)	26,954	*	—	—	—	—	*
Arthur J. Reimers	26,954	*	—	—	—	—	*
All directors and executive officers as a group (11 persons)(15)	14,484,675	10.4%	—	—	644,871	100%	14.4%

*	Indicates less than one percent.

(1)

Except upon the occurrence of certain events, holders of Class B common stock are not entitled to vote, whereas each share of Class A common stock entitles its holder to one vote and each share of Class C common stock entitles its holder to ten votes. Holders of Class B common stock and Class C common stock are each entitled to a separate class vote on any amendment of any specific rights of the holders of Class B common stock or Class C common stock, respectively, that does not similarly affect the rights of the holders of Class A common stock. Each holder of Class B common stock is entitled to convert at any time all or any part of such holder’s shares of Class B common stock into an equal number of shares of Class A common stock without cost to such holder (except any transfer taxes that may be payable). However, to the extent that such conversion would result in the holder holding more than 4.99% of the Class A common stock following such conversion, the holder shall first deliver to the Company an ownership certification for the purpose of enabling the Company (i) to determine that such holder does not have an attributable interest in another entity that would cause the Company to violate applicable FCC rules and regulations and (ii) to obtain any necessary approvals from the FCC or the United States Department of Justice. The Company, however, is not required to convert any share of Class B common stock if the Company reasonably and in good faith determines that such conversion would result in a violation of the Communications Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated under either such Act.

(2)	Each share of Class C common stock entitles its holder to ten votes. Each holder of Class C common stock is entitled to convert at any time all or any part of such holder’s shares of Class C common stock into an equal number of shares of Class A common stock without cost to such holder (except any transfer taxes that may be payable). However, to the extent that such conversion would result in the holder holding more than 4.99% of the Class A common stock following such conversion, the holder shall first deliver to the Company an ownership certification for the purpose of enabling the Company to (i) determine that such holder does not have an attributable interest in another entity that would cause the Company to violate applicable FCC rules and regulations and (ii) obtain any necessary approvals from the FCC or the United States Department of Justice. The Company, however, is not required to convert any share of Class C common stock if the Company reasonably and in good faith determines that such conversion would result in a violation of the Communications Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated under either such Act. In the event of the death of Mr. L. Dickey or in the event he becomes disabled and, as a result, terminates his employment with us, each share of Class C common stock held by him, or any party related to or affiliated with him, will automatically be converted into one share of Class A common stock.

(3)	Includes presently exercisable warrants to purchase 7,776,498 shares of Class A common stock. The address of Crestview Radio Investors, LLC is 667 Madison Avenue, New York, New York 10065. This information is based in part on a Schedule 13D/A filed on November 22, 2011.

(4)	Includes presently exercisable options to purchase 5,891 shares of Class A common stock. The address of BA Capital Company, L.P. and Banc of America Capital Investors, SBIC, L.P. is 150 North College Street, Suite 2500, Charlotte, North Carolina 28202. This information is based in part on a Schedule 13D/A filed on September 29, 2011.

(5)	Represents (i) indirect beneficial ownership of 8,341,264 shares of Class A common stock owned by Dickey Holdings Limited Partnership, LLLP (“Dickey Holdings Limited Partnership”), a majority of the general partnership interests of which are held by Mr. L. Dickey, Sr. and his wife and (ii) in accordance with Regulation 13D of the Exchange Act, indirect beneficial ownership of 3,010,604 shares of Class A common stock, 152,764 shares of Class A common stock underlying options that are presently exercisable and 644,871 shares of Class C common stock beneficially owned by his son Lewis W. Dickey, Jr. (see footnote 8). Mr. L. Dickey, Sr. disclaims beneficial ownership of all of the shares owned or controlled by Mr. L. Dickey, Jr. In 2011, all shares owned directly by Mr. L. Dickey, Sr. and indirectly by Mr. L. Dickey, Sr. through the Lewis W. Dickey, Sr. Revocable Trust, were transferred to the Dickey Holdings Limited Partnership. The address of Lewis W. Dickey, Sr., and the Dickey Holdings Limited Partnership is 11304 Old Harbor Road, North Palm Beach, Florida 33408. The information for Mr. L. Dickey, Sr. and the Dickey Holdings Limited Partnership is based on a Form 4 filed on October 3, 2011.

(6)	Includes presently exercisable warrants to purchase 13,023,542 shares of Class A common stock at an exercise price of $.01 per share. The address of Canyon Capital Advisors LLC is 2000 Avenue of the Stars, 11th Floor, Los Angeles, California 90067. This information is based on a Schedule 13G/A filed on March 8, 2012.

(7)	The address of Blackstone FC Communications Partners L.P. is 345 Park Avenue, New York, New York 10154. This information is based on a Schedule 13D/A filed on September 28, 2011.

(8)

Includes (i) indirect beneficial ownership of 10,000 shares of Class A common stock registered in the name of DBBC, LLC, by virtue of his controlling interest in that entity; (ii) 152,764 shares of Class A common stock underlying options that are presently exercisable; and (iii) in accordance with Regulation 13D of the Exchange Act, indirect beneficial ownership of 8,341,264 shares of Class A common stock owned by Dickey Holdings Limited Partnership (see footnote 5), in which Mr. L. Dickey, Jr. holds partnership interests. Mr. L. Dickey, Jr. disclaims beneficial ownership of all of the shares held by DBBC, LLC and by Dickey Holdings Limited Partnership, except to the extent of his pecuniary interest therein.

(9)	Includes 139,153 shares of Class A common stock underlying options that are presently exercisable. Excludes 8,341,264 shares of Class A common stock owned by Dickey Holdings Limited Partnership, in which Mr. J. Dickey holds partnership interests.

(10)	Includes 47,192 shares of Class A common stock underlying options that are presently exercisable.

(11)	Includes 18,561 shares of Class A common stock underlying options that are presently exercisable.

(12)	Consists of 58,805 restricted shares of Class A common stock and 30,368 shares of Class A common stock underlying options that are presently exercisable, each of which he holds for the benefit of BA Capital. Does not reflect any shares owned by BACI or BA Capital. Mr. Sheridan is a partner in Ridgemont Equity Partners, affiliates of which are deemed to have voting and dispositive power with respect to, and have an economic interest in, any shares owned by BACI or BA Capital. As the BofA Stockholders’ designee to our Board of Directors, Mr. Sheridan disclaims beneficial ownership of the restricted shares and stock options described above and which he holds for the benefit of BA Capital, except to the extent of his pecuniary interest therein.

(13)	Includes shares of Class A common stock underlying options that are presently exercisable as follows: Mr. Everett (34,086 shares) and Mr. Robison (35,298 shares).

(14)	Consists of 26,954 restricted shares of Class A common stock, which Mr. Marcus holds for the benefit of Crestview. Does not reflect any shares owned by Crestview. Mr. Marcus is a managing director of Crestview, L.L.C., affiliates of which are deemed to have voting and dispositive power with respect to, and have an economic interest in, any shares owned by Crestview. As one of the Crestview designees to our Board of Directors, Mr. Marcus disclaims beneficial ownership of the restricted shares described above, except to the extent of his pecuniary interest therein.

(15)	Includes 457,422 shares of Class A common stock underlying options that are presently exercisable.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis provides an overview of our compensation objectives and policies, the elements of compensation that we provide to our executive officers, and the material factors that we considered in making the decisions to pay such compensation. Following this analysis, we have provided a series of tables containing specific information about the compensation earned in, or paid for, 2011 to the following individuals, whom we refer to as our named executive officers:

•	Lewis W. Dickey, Jr., our Chairman, President and Chief Executive Officer;

•	Joseph P. Hannan, our Senior Vice President, Treasurer and Chief Financial Officer;

•	Jonathan G. (“John”) Pinch, our Executive Vice President and Co-Chief Operating Officer;

•	John W. Dickey, our Executive Vice President and Co-Chief Operating Officer; and

•	Richard S. Denning, our Senior Vice President, Secretary and General Counsel.

The discussion below is intended to help you understand the information provided in those tables and put that information in context within our overall compensation program.

Executive Compensation Program Objectives

Our compensation program has three primary and related objectives:

•	to provide a total compensation package that allows us to compete effectively in attracting, rewarding and retaining executive leadership talent;

•	to reward executives for meaningful performance that contributes to enhanced long-term stockholder value and our general long-term financial health; and

•	to align the interests of our executives with those of our stockholders.

In accordance with these goals, we generally seek to provide a material portion of each executive officer’s compensation in the form of at-risk incentive awards, including awards that measure individual performance and our success as a company in achieving our business strategy and objectives. With respect to our performance, we focus primarily on the performance and results of our broadcasting operations and the cash flow generated by our business.

Committee’s Role in Establishing Executive Compensation

Our compensation program is administered by the Compensation Committee of our Board of Directors. As a result, the Compensation Committee approves, or recommends to the Board of Directors for approval, all compensation decisions for our executive officers, including grants of equity awards. Information about the Compensation Committee and its composition, responsibilities and operations can be found in “Information About the Board of Directors — Committees of the Board of Directors — The Compensation Committee.”

The Role of Executive Officers in Determining Executive Compensation

The Compensation Committee generally consults with members of management in connection with addressing executive compensation matters. Our Chief Executive Officer evaluates the performance of the other executive officers and develops recommendations regarding their compensation, including proposed compensation levels for individual executive officers, using internal and external resources. These resources may include compensation surveys, external data and reports from third parties or publicly available information. Recommendations from our Chief Executive Officer generally take into account the various elements of our compensation program — including philosophy, design, compliance and competitive strategy — as well as consideration of the individual executive officer’s performance and compensation level. The Compensation Committee reviews and discusses these recommendations, and determines whether to accept, reject or revise the proposals.

Our Chief Executive Officer, and other management personnel, assist the Compensation Committee in understanding, and provide recommendations regarding, key business factors that are relevant to our compensation philosophy. This may include defining related measures and explaining the mutual influence on or by various business elements and the accounting and tax treatment relating to certain awards. Our Chief Executive Officer also provides updates to the Compensation Committee regarding current and anticipated performance outcomes and their anticipated impact on executive compensation.

Our legal counsel assists in ensuring that appropriate plan documentation and approvals are received in order to keep executive pay programs in compliance with applicable laws and stock exchange listing requirements. Our legal counsel also advise the Compensation Committee and our Board of Directors on compliance with appropriate governance standards and requirements.

Compensation Consultants

The Compensation Committee has the authority to retain compensation consultants from time to time as it deems appropriate. The Compensation Committee did not engage a compensation consultant for overall advice or input with respect to the broad design or implementation of our compensation program in 2011. However, in February 2011, and in connection with the structuring and negotiation of the Citadel Acquisition and the related equity investment and debt financing transactions, the Company engaged Meridian Compensation Partners, LLC (“Meridian”) to advise the Company on various executive compensation matters in anticipation of the transformative acquisition and financing transactions the Company was undertaking in 2011 and the resulting need to develop a compensation program for a company fundamentally different in size, scale and capital structure. Matters on which Meridian assisted the Compensation Committee included the development of a new equity incentive plan, the design and sizing of equity awards that were made under that new plan in September 2011, certain elements of the new executive officer employment agreements entered into in November 2011, and a new non-employee director compensation program that was implemented as of January 1, 2012.

Meridian’s analysis and advice included a review of data from a group of peer companies. The following companies comprised the group identified by Meridian for consideration by the Compensation Committee:

• Belo Corp.	• Nexstar Broadcasting Group, Inc.
• Beasley Broadcast Group	• Radio One, Inc.
• Citadel Broadcasting Corporation	• Saga Communications, Inc.
• Emmis Communications Corporation	• Salem Communications Corporation
• Entercom Communications Corp.	• Sinclair Broadcast Group, Inc.
• Entravision Communications Corporation	• Spanish Broadcasting System, Inc.
• Gray Television, Inc.	• Westwood One, Inc.
• Lin TV Corp.

Meridian does not have a relationship with, nor did it provide any services to, the Company or the Compensation Committee other than in connection with the engagement as described above.

Compensation Program Elements and Their Purpose

The compensation program for our executive officers consists primarily of the following integrated components: base salary, annual incentive awards and long-term incentive opportunities. The program also contains elements relating to retirement, severance and other employee benefits.

Base Salary.    Base salary is the fixed portion of an executive officer’s annual compensation and is intended to recognize fundamental market value for the skills and experience of the individual relative to the responsibilities of his position with us. Changes to base salary are generally intended to reflect, among other things, the officer’s performance as measured through functional progress, career and skill development and mastery of position competency requirements. Base salary is the fundamental element of the total compensation package to which most other elements relate.

Annual Incentive Compensation.    Unlike base salary, which is fixed, annual incentive compensation is intended to vary as a direct reflection of Company and individual performance over a twelve-month period. The incentive opportunity is typically expressed as a percentage of base salary and is typically paid in the form of a cash bonus, although the Compensation Committee has discretion to grant bonuses, in whole or in part, in the form of equity awards, and has done so in the past. In addition to amounts that may be awarded pursuant to annual incentive compensation awards, the Compensation Committee has the authority to make discretionary bonus awards, including awards based on Company or individual performance.

Long-Term Incentives.    Long-term incentive awards, which have historically been made in the form of grants of either options that are exercisable for shares of our common stock or awards of restricted shares of our common stock that are subject to vesting requirements, are granted with the intent to reward performance over a multi-year period with links to continued service, long-term stockholder value and performance criteria. Mr. L. Dickey’s annual long-term incentive opportunity for 2011 was set in February 2011 pursuant to the terms of his then-existing employment agreement, which was designed to maintain a desired balance between short- and long-term compensation, as discussed further below. The incentive opportunity for our other executive officers, which is determined on an annual basis by the Compensation Committee, is generally designed to maintain a similar balance. The realized compensation from these incentives will vary as a reflection of stock price or other financial performance over time.

Employee Retirement/Health and Welfare Benefit Plans.    These benefits are intended to provide competitive levels of medical, retirement and income protection, such as life and disability insurance coverage, for the executives and their families. Our executive officers generally are eligible to participate in the same programs pertaining to medical coverage (active employee and retiree), life insurance, disability and retirement offered to all of our eligible employees. In addition, our executive officers are eligible to participate in an executive life insurance program. We believe that our benefits and retirement programs are comparable to those offered by other similar companies in the broadcasting industry and, as a result, are appropriate to ensure that compensation for our executive officers remains competitive.

Severance and Other Termination Payments.    Each executive officer currently employed by us is party to an employment agreement entered into in November 2011, under which he may receive severance benefits upon his termination of employment in various circumstances, including in connection with a change in control. The severance-related arrangements are described in more detail under “Potential Payments upon Termination or Change in Control.” We believe that our severance arrangements, including the amount of the severance benefit, are comparable to those offered by similar companies in the broadcasting industry and, as a result, are appropriate to ensure that compensation for our executive officers remains competitive.

Executive Perquisites.    We do not believe it is appropriate to provide our executive officers with substantial perquisites beyond their stated compensation, but offer only those perquisites we believe are reasonable and necessary to compete for executive talent. We do not provide perquisites such as country club memberships or financial planning costs, but have historically provided a car allowance to certain of our executive officers.

Compensation Levels Among Executive Officers.    There are no policy differences with respect to the compensation of individual executive officers even though the level of compensation may differ based on scope of responsibilities and performance. Any compensation disparity between our Chief Executive Officer and our other executive officers is primarily due to the Chief Executive Officer having significantly greater responsibilities for strategic leadership, management and oversight of a large enterprise and the corresponding market factors reflecting this difference. From an operations oversight perspective, we have divided responsibility for our radio markets in half, and Mr. J. Dickey and Mr. Pinch, who each serve as Executive Vice President and Co-Chief Operating Officer, are each responsible for one-half of our operating markets. Mr. J. Dickey also has responsibility for overseeing our programming, market promotion and engineering across all markets. Consequently, Mr. J. Dickey’s base salary and incentive awards reflect the multiple categories of responsibilities that he holds. Mr. Hannan was named Senior Vice President, Treasurer and Chief Financial Officer in March 2010, after having served as Interim Chief Financial Officer since July 2009, and his compensation has increased as he has taken on increased responsibilities in that role. In 2011, Mr. Denning was designated as an executive officer in light of his increased responsibilities and his promotion to Senior Vice President, Secretary and General Counsel.

Determining the Amount of Each Element

Base Salary.    In February 2011, as part of the normal annual compensation review process, the Compensation Committee reviewed the salaries for each of our named executive officers and set base salaries for 2011. In setting base salaries for each of the named executive officers other than Mr. Hannan, the terms of the named executive officer’s then-current employment agreement were considered. Mr. L. Dickey’s employment agreement provided for annual increases of $40,000, subject to further merit increases as the Compensation Committee deemed appropriate. The employment agreements with Messrs. Pinch, J. Dickey and Denning provided for discretionary annual increases.

The Compensation Committee seeks to set base salaries at levels that it considers fair, after considering a variety of factors, including the scope and complexity of the officer’s position; the officer’s expertise; the officer’s experience relative to his position and responsibilities; the officer’s contributions and importance to us; the officer’s historical compensation; the salary ranges for persons in comparable positions at comparable companies (to the extent available); the competitiveness of the market for the officer’s services; and the recommendations of our Chief Executive Officer (except in the case of his own performance). Determinations as to appropriate base salaries of our named executive officers (other than Mr. L. Dickey’s, whose salary was generally set pursuant to his employment agreement) historically have not been made by applying a particular formula or the use of designated benchmarks.

In the normal annual compensation review process in February 2011, the Compensation Committee increased base salaries for Messrs. J. Dickey, Pinch, Hannan and Denning to $627,270, $551,565, $275,000 and $400,000, respectively, which represented increases of 5% for each of Messrs. J. Dickey and Pinch, 10% for Mr. Hannan and 7% for Mr. Denning. While the Compensation Committee approved the increase in Mr. L. Dickey’s base salary to $1,060,000 as provided for in his employment agreement, for the third consecutive year Mr. L. Dickey once again voluntarily offered not to accept the contractual increase in base salary. As a result, while Mr. L. Dickey was contractually entitled to receive a base salary of $1,060,000 for 2011, his base salary was actually set at $987,000 for 2011.

As part of a process that commenced in June 2011 in connection with the pending transactions that the Company was undertaking, in November 2011, in order to appropriately reflect the increase in size and scale of the Company and the related increase in responsibilities for each of the named executive officers as a result of the significant transactions successfully completed by the Company in 2011, we entered into new employment agreements with each of our named executive officers. The terms of these employment agreements supersede the terms of the prior employment agreements in their entirety. Pursuant to these new employment agreements, the named executive officers were entitled to receive the following base salaries, effective September 16, 2011 (which was the date that we completed the Citadel Acquisition and a series of related equity and debt financing transactions), subject to annual increases at the discretion of the Board of Directors: Mr. L. Dickey ($1,450,000), Mr. Hannan ($550,000), Mr. J. Dickey ($875,000), Mr. Pinch ($775,000), and Mr. Denning ($500,000).

These base salaries represent the following percentage increases for each of the named executive officers as compared to the base salary previously set in February 2011: Mr. L. Dickey (46%), Mr. Hannan (100%), Mr. J. Dickey (40%), Mr. Pinch (40%) and Mr. Denning (25%). The increases in base salary were established in light of the significant increase in each of the named executive officer’s responsibilities, particularly for Mr. Hannan as he took on much greater functional responsibilities as Chief Financial Officer, and as appropriate compensation for executive officers of a larger company.

Annual Incentive Compensation.    In February 2011, the Compensation Committee determined not to set any specific award levels or objectives for 2011 annual incentive compensation awards for Messrs. J. Dickey, Pinch, Hannan and Denning, but instead to evaluate potential bonus awards on a discretionary basis after completing an evaluation of both Company and individual performance during 2011 as part of the compensation review process in early 2012.

Also in February 2011, in accordance with Mr. L. Dickey’s then-current employment agreement, the Compensation Committee reviewed management’s 2011 operating budget, including budgeted Adjusted EBITDA, and approved the following targets for Mr. L. Dickey’s annual incentive bonus for 2011:

•	If Adjusted EBITDA was 90% of the budgeted Adjusted EBITDA, then Mr. L. Dickey would have been eligible for a bonus of 50% of his 2011 base salary, or $493,500;

•	If Adjusted EBITDA was 100% of the budgeted Adjusted EBITDA, then Mr. L. Dickey would have been eligible for a bonus of 75% of his 2011 base salary, or $740,250; and

•	If Adjusted EBITDA was 105% of the budgeted Adjusted EBITDA, then Mr. L. Dickey would have been eligible for a bonus of 100% of his 2011 base salary, or $987,000.

To the extent that Adjusted EBITDA was between the targeted amounts, the bonus would be adjusted on a sliding scale between 50% and 100% of base salary to include an amount proportionate to the amount achieved in excess of the 90% and 110% target amounts.

In recognition of the fundamentally different size and scope of the Company following the strategic transactions completed in 2011 and the significant efforts of the named executives officers in connection with those transactions, the Compensation Committee determined that the awards set or contemplated in February 2011 should be superseded by new award terms set forth in the new employment agreements entered into in November 2011. Under the employment agreements, for 2011, each named executive officer was eligible to receive incentive compensation awards in 2011 calculated as a percentage of the executive’s base salary, with the following target and maximum awards opportunities available to each executive: Mr. L. Dickey (Target — 100%, Maximum — 150%), Mr. Hannan (Target — 50%, Maximum — 75%), Mr. J. Dickey (Target — 75%, Maximum — 100%), Mr. Pinch (Target — 75%, Maximum — 100%) and Mr. Denning (Target — 40%, Maximum — 60%).

As a result of their significant leadership and efforts in the completion of the CMP Acquisition, the Citadel Acquisition and the series of related equity and debt financing transactions in 2011, and the subsequent successful integration of Citadel and CMP with the Company and the achievement of projected cost-saving synergies, on an accelerated basis ahead of plan, each of Messrs. Hannan, J. Dickey, Pinch and Denning were awarded the annual incentive compensation amounts they were eligible to receive under the employment agreements at the specified target level.

In recognition of the factors considered above with respect to the other named executive officers, as well as his integral role in leading the strategic transformation of the Company in 2011, the Compensation Committee awarded an annual cash incentive compensation award of $2.0 million to Mr. L. Dickey for 2011.

Long-Term Incentives.    In connection with determining the long-term equity incentive compensation for each of our named executive officers for 2011, the Compensation Committee considered a number of factors, including:

•	Annual performance. The Compensation Committee considered our operating performance compared to our business plan, and recognized the efforts and success in achieving various plan objectives.

•

Contributions and responsibilities related to the successful completion of the Strategic Transactions.    The Compensation Committee considered the strategic and operational leadership and efforts provided by each of our executive officers in their respective functional capacities in connection with the successful structuring, negotiation, financing, execution and integration of the numerous complex acquisition and financing transactions completed in 2011, and the additional strategic and managerial responsibilities that each executive officer now has as part of a much larger and more complex enterprise.

•

Alignment of long-term interests with those of our stockholders.    The Compensation Committee considered the fundamental transformation of the Company both operationally and in its capital structure, and determined that to ensure ongoing alignment of interests with the equityholders of the Company, the equity interests of the executive officers should not be disproportionately diluted as a result of the change in capital structure, and that long term equity incentives that were aligned with the new size and scale of the Company were a fundamental component to exercising the alignment of interests.

As with determinations of base salary and annual short-term incentives, determinations as to appropriate long-term incentives of our named executive officers (other than Mr. L. Dickey’s, whose incentives were generally set pursuant to his prior employment agreement) historically have not depended upon the application of a particular formula or the use of designated benchmarks.

As part of the normal annual compensation review process, in February 2011, for Messrs. J. Dickey, Pinch, Hannan and Denning, the Compensation Committee considered our actual 2010 performance relative to budget and to our industry peers, and our objectives for 2011, and determined to award Messrs. J. Dickey, Pinch, Hannan and Denning 80,000, 50,000, 15,000 and 25,000 restricted shares, respectively. The Compensation Committee determined, as it had in prior years, to use restricted stock as an incentive award because it believed, in light of overall compensation at the time, that it was most appropriate to directly align management’s long-term focus on creating stockholder value with the interests of our stockholders, and to provide rewards directly tied to our stock price. These restricted shares vest at a rate of 50% on the second anniversary of the date of grant and 25% on each of the third and fourth anniversaries.

For Mr. L. Dickey, in February 2011, the Compensation Committee awarded 320,000 shares of restricted stock, of which 160,000 were time-vested (vesting at a rate of 80,000 shares on the second anniversary of the date of grant, and 40,000 shares on each of the third and fourth anniversary of the date of grant) and 160,000 had performance-based vesting objectives, all in accordance with the terms of Mr. L. Dickey’s prior employment agreement. With respect to the performance-based awards, the Compensation Committee considered our performance relative to budget and to our industry peers, and our objectives for 2011, and determined that the performance objective for Mr. L. Dickey’s 2011 equity awards would be met, and the shares would vest in full, on February 24, 2014 if our average annual Adjusted EBITDA over the three-year period ending December 31, 2013 met a specified threshold, subject to proportionate adjustment for any acquisitions or divestitures during the performance measurement period. Subsequently, in February 2012, the Committee reviewed the previously established performance criteria relating to 800,000 outstanding shares of performance-based restricted stock previously awarded to Mr. L. Dickey pursuant to his employment agreement during 2007 – 2011. The Committee determined that, in light of, among other things, the significant transactions undertaken and successfully completed by the Company in 2011 which resulted in the specified performance criteria no longer having any relevance to the transformed Company, and the desire for Mr. Dickey to retain those equity awards as part of his equity interest in the Company, such previously established performance criteria were no longer applicable, and that in partial recognition of Mr. L. Dickey’s contributions to the Company, it was appropriate to waive the remaining performance targets related to such awards. Accordingly, the 800,000 shares of performance-based restricted stock, including the shares of performance-based restricted stock awarded to Mr. L. Dickey in 2011, vested effective February 16, 2012.

In addition to the annual grant of long-term incentive awards made in February 2011, as described above, and in light of the extraordinary corporate transactions that were being undertaken during 2011, in the second half of 2011, the Compensation Committee, with the assistance of Meridian, began to evaluate and develop plans to implement a new equity incentive plan for the Company. After evaluation of various metrics related thereto, including the increased size and scope of management’s responsibilities, and the fundamentally different capital structure of the Company following the completion of the Citadel Acquisition and the series of related equity and debt financing transactions, as well as the increased desire to further ensure existing management was appropriately incentivized to remain with the Company throughout the integration process and over the longer term, the Compensation Committee believed that it was appropriate to grant additional equity awards, in the form of stock options, to the named executive officers, which grant was made effective concurrently with the completion of the Citadel Acquisition on September 16, 2011. For this grant, the Compensation Committee determined that stock options, structured as described below, were the appropriate form of long-term incentive award in light of the fact that such awards would provide meaningful payouts to management only in the event that the Company’s stock price increased materially above the exercise price of the awards. Additionally, the Compensation Committee believed that, in the context of the significant pending transactions and the significant equity investments being made in the Company, it was appropriate that management’s interests be aligned with those of the investors, including those purchasing stock of the Company in the equity financing related to the Citadel Acquisition, who had committed to purchase the Company’s securities at a price that was above the then-current market price thereof. Specifically, the Compensation Committee set the exercise price for such options at $4.34 per share, which was the price per share used to value the Company’s Class A common stock being issued in the Citadel Acquisition and being paid by the investors purchasing stock as part of the related equity financing that was also completed on September 16, 2011, and was above the closing price of the Class A common stock of $2.33 per share on the grant date of the award. In setting the exercise price of the option awards, the Compensation Committee evaluated the foregoing factors and recognized that, in order for management to realize value from these awards, the Company’s stock price would have to increase more than 85% from the then-current price.

Based upon all of the foregoing, the stock option awards granted in September 2011 were as follows: Mr. L. Dickey (11,500,000), Mr. Hannan (900,000), Mr. J. Dickey (2,760,000), Mr. Pinch (1,725,000) and Mr. Denning (863,000). To align the interests of our executive officers with those of our stockholders, the awards provide for time-based vesting on each of the first four anniversaries of the date of grant, with 30% of each award vesting on each of the first two anniversaries thereof, and 20% of each award vesting on each of the next two anniversaries thereof, and are subject to the continued employment of the named executive officers.

Compensation of the Chief Executive Officer.    As noted above, for 2011, Mr. L. Dickey was compensated primarily pursuant to the terms of his applicable employment agreement. The Compensation Committee retains the ability to subjectively exercise discretion in making compensation decisions and awards, and has exercised that discretion in various circumstances, as described hereinabove.

Allocating Between Long-term and Annual Compensation

We seek to maintain an executive compensation program that is balanced in terms of each element of pay relative to competitive practices, with an appropriate incentive emphasis placed on long-term results. The overall program is intended to balance business objectives for executive pay for performance, retention, competitive market practices and stockholder interests. Based on the fair value of awards granted to our named executive officers in 2011 and the 2011 base salary of the named executive officers, a significant percentage of the annual total direct compensation target opportunity was subject to performance risk for named executive officers through the annual and long-term incentive plans. The Compensation Committee allocates total compensation between short- and long-term incentives for 2011 based upon its own analysis of general compensation practices at similar companies and based on its view of how best to maintain key personnel.

When Long-term Grants are Made

The Compensation Committee typically evaluates and, if appropriate, grants long-term incentive awards annually at a regularly-scheduled meeting of our Board of Directors, usually in the first quarter of the fiscal year. The meeting date is scheduled well in advance and without regard to potential stock price movement. In addition, the Compensation Committee retains the discretion, which it exercised in 2011, to make additional grants, or amendments to previous grants, of incentive awards from time to time throughout each year in light of business or other applicable developments.

Discretion to Modify Awards

As previously noted, annual incentive awards are typically based on our performance and that of each individual named executive officer over the most recently completed fiscal year. The Compensation Committee reserves the right to adjust Company or individual goals during the course of the year in order to reflect changes in our business.

Under our equity incentive plans, the Compensation Committee has certain discretion to adjust or modify the terms of an award that might otherwise be forfeited. The Compensation Committee generally does not have the authority to unilaterally rescind an award. Each award defines the terms under which it would be forfeited according to the terms of the applicable equity incentive plan.

Impact of Restated Earnings on Previously Paid or Awarded Compensation

We have not had to restate earnings in a manner that would impact incentive award payments. If future restatements are necessary, the Compensation Committee and the Board of Directors will consider the facts and circumstances relating to the cause of the restatement, as well as the requirements under Section 304 of the Sarbanes-Oxley Act of 2002, in determining whether any payments based upon the financial results were made unjustly and the materiality and probability of recovering such payments.

Accounting and Tax Treatment of Direct Compensation

For executives, all compensation is subject to federal, state and local taxes as ordinary income or capital gains as various tax jurisdictions provide. Section 162(m) of the U.S. tax code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. To maintain flexibility in compensating our executive officers, however, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate. Accordingly, certain components of the compensation program for our named executive officers are designed to be qualifying performance-based compensation under Section 162(m) while others are not.

With the adoption of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.

Summary of Compensation and Benefit Plan Risk

The Compensation Committee considers potential risks when reviewing and approving compensation programs. After assessing compensation related risks for our employees, the Compensation Committee determined that the Company’s compensation and benefit policies and practices are not likely to have a material adverse effect on the Company and that the plans currently in place or contemplated are appropriately balanced between retention and incentive to enable the Company to retain its management team and provides the Chief Executive Officer and the other executive officers with incentives focused on meeting the objectives, developed by management and the Board of Directors, designed to create long-term stockholder value. Our compensation and benefits policies and practices include a number of features designed to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. These include a balanced mix of compensation components and prudent performance goals discussed above.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the Board of Directors:

Jeffrey A. Marcus, Chairman Eric P. Robison David M. Tolley

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009, or for such shorter period during which such individual constituted a named executive officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Lewis W. Dickey, Jr.	2011	$1,122,042	$2,000,000	$1,558,400	$15,193,479	$15,876	(3)	$19,889,797
Chairman, President and Chief Executive Officer	2010	940,000	939,960	1,008,000	—	17,904		2,905,864
	2009	921,884	469,980	547,200	—	17,115		1,956,179

Joseph P. Hannan	2011	355,208	275,000	73,050	1,189,055	—		1,892,313
Senior Vice President,	2010	250,000	100,000	31,500	—	—		381,500
Treasurer and Chief Financial Officer	2009	159,612	17,500	—	—	—		177,112

John G. Pinch	2011	616,734	581,250	243,500	2,279,022	12,276	(4)	3,732,782
Executive Vice President	2010	525,300	240,000	126,000	—	17,982		909,282
and Co-Chief Operating Officer	2009	500,193	120,000	68,400	—	17,599		706,192

John W. Dickey	2011	699,525	656,250	389,600	3,646,435	15,876	(5)	5,407,686
Executive Vice President	2010	597,400	290,000	220,500	—	17,904		1,125,804
and Co-Chief Operating Officer	2009	568,847	145,000	119,700	—	17,115		850,662

Richard S. Denning	2011	429,167	200,000	121,750	1,140,171	2,286	(6)	1,893,374
Senior Vice President, Secretary and General Counsel

(1)	We consider the bonuses paid in a given fiscal year and based on the Company’s performance in the prior year as being earned in that prior year. The amounts reported in this column reflect the bonus earned in the year indicated. For 2010, includes the grant date fair value of awards of stock granted in February 2011 in lieu of cash bonuses as follows: Mr. L. Dickey $469,980, Mr. Hannan $50,000, Mr. Pinch $120,000 and Mr. J. Dickey $145,000.

(2)	Reflects the grant date fair value of awards made pursuant to the 2011 Equity Incentive Plan and 2008 Equity Incentive Plan in accordance with FASB ASC Topic 718. See Note 11 of the consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2011 for certain assumptions underlying the value of awards.

(3)	Reflects an automobile allowance of $12,000, employer-paid life insurance premiums of $1,590 and employer-paid short and long-term disability of $2,286.

(4)	Reflects an automobile allowance of $8,400, employer-paid life insurance premiums of $1,590 and employer-paid short and long-term disability of $2,286.

(5)	Reflects an automobile allowance of $12,000, employer-paid life insurance premiums of $1,590 and employer-paid short and long-term disability of $2,286.

(6)	Reflects employer-paid short and long-term disability of $2,286.

2011 Grants of Plan-Based Awards

In 2011, the Compensation Committee granted awards of restricted common stock pursuant to our 2008 Equity Incentive Plan, as part of the annual compensation process in early 2011, and, in connection with the completion of the Citadel Acquisition, granted stock option awards pursuant to our 2011 Equity Incentive Plan to each of our named executive officers. All awards relate to shares of Class A common stock.

The restricted common stock grants to Messrs. Hannan, Pinch, J. Dickey and Denning on February 24, 2011 were of time-vested shares: one-half of each grant will vest on the second anniversary of the grant date, with the remainder to vest one-quarter at each of the third and fourth anniversaries. Vesting is conditioned on the continued employment of the recipients.

One-half of the restricted common stock grant to Mr. L. Dickey on February 24, 2011 was in the form of time-vested restricted shares, which vest according to the same schedule as the grants to the other executive officers, as described above. The remaining portion of the grant contained performance vesting conditions, which were based upon achievement of certain performance criteria for the three-year period ending December 31, 2013. The awards of restricted stock to Mr. L. Dickey were made pursuant to the terms of his then-existing employment agreement. As described above, in February 2012, the Committee determined that in connection with an overall realignment of compensation amounts and awards following the significant transformation of the Company in 2011, it was appropriate to waive the remaining performance targets related to that award. Accordingly, the shares of Mr. L. Dickey’s performance-based restricted stock vested, effective February 16, 2012. For additional information regarding this decision see, “Compensation Discussion and Analysis — Determining the Amount of Each Element — Long-Term Incentives.”

The stock option grants that were made to our named executive officers on September 16, 2011 are subject to time-based vesting as follows: 30% of each grant will vest on the first and second anniversaries of the grant date, with the remainder to vest 20% at each of the third and fourth anniversaries. The options have an exercise price of $4.34 per share (which was more than 85% above the market price on the date of grant) and are conditioned on the continued employment of the recipient.

The table below summarizes the grants of plan-based awards to each of the named executive officers for the fiscal year ended December 31, 2011.

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Lewis W. Dickey, Jr.	02/24/2011	—	—	—	—	320,000	—	—	—	—	$1,558,400
	09/16/2011	—	—	—	—	—	—	—	11,500,000	$4.34	15,193,479

Joseph P. Hannan	02/24/2011	—	—	—	—	15,000	—	—	—	—	73,050
	09/16/2011	—	—	—	—	—	—	—	900,000	4.34	1,189,055

John G. Pinch	02/24/2011	—	—	—	—	50,000	—	—	—	—	243,500
	09/16/2011	—	—	—	—	—	—	—	1,725,000	4.34	2,279,022

John W. Dickey	02/24/2011	—	—	—	—	80,000	—	—	—	—	389,600
	09/16/2011	—	—	—	—	—	—	—	2,760,000	4.34	3,646,435

Richard S. Denning	02/24/2011	—	—	—	—	25,000	—	—	—	—	121,750
	09/16/2011	—	—	—	—	—	—	—	863,000	4.34	1,140,171

(1)	These amounts reflect the dollar amount of awards pursuant to the 2008 Equity Incentive Plan or 2011 Equity Incentive Plan (as applicable) recognized for financial statement reporting purposes for the fiscal year ended December 31, 2011 calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth the number and value of shares of restricted stock and stock options held by each named executive officer that were outstanding as of December 31, 2011. All awards relate to shares of Class A common stock. The value of restricted stock awards was calculated based on a price of $3.34 per share, the closing price of the Company’s Class A common stock on December 30, 2011 (the last trading day of 2011).

	Option Awards*						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Lewis W. Dickey, Jr.	—	—		—	—	—	—	—	1,257,311	(1)	$4,199,419
	—	11,500,000	(2)	—	$4.34	09/16/2021	—	—	—		—
	50,922	16,974	(3)	—	2.79	12/30/2018	—	—	—		—
	50,921	16,974	(3)	—	2.92	12/30/2018	—	—	—		—
	50,921	16,974	(3)	—	3.30	12/30/2018	—	—	—		—

Joseph P. Hannan	—	—		—	—	—	—	—	25,000	(4)	83,500
	—	900,000	(2)	—	4.34	09/16/2021	—	—	—		—

John G. Pinch	—	—		—	—	—	—	—	120,108	(4)	401,161
	—	1,725,000	(2)	—	4.34	09/16/2021	—	—	—		—
	15,731	5,244	(3)	—	2.54	12/30/2018	—	—	—		—
	15,731	5,244	(3)	—	2.92	12/30/2018	—	—	—		—
	15,730	5,244	(3)	—	3.30	12/30/2018	—	—	—		—

John W. Dickey	—	—		—	—	—	—	—	214,746	(4)	717,252
	—	2,760,000	(2)	—	4.34	09/16/2021	—	—	—		—
	46,385	15,462	(3)	—	2.79	12/30/2018	—	—	—		—
	46,384	15,462	(3)	—	2.92	12/30/2018	—	—	—		—
	46,384	15,462	(3)	—	3.30	12/30/2018	—	—	—		—

Richard S. Denning	—	—		—	—	—	—	—	38,173	(4)	127,498
	—	863,000	(2)	—	4.34	09/16/2021	—	—	—		—
	6,187	2,063	(3)	—	2.54	12/30/2018	—	—	—		—
	6,187	2,063	(3)	—	2.92	12/30/2018	—	—	—		—
	6,187	2,063	(3)	—	3.30	12/30/2018	—	—	—		—

*	Includes awards made pursuant to an option exchange offer consummated on December 30, 2008.

(1)	Half of the time-vested restricted shares vest on the second anniversary of the grant date and the remainder vest in equal parts on the third and fourth anniversaries of the grant date. The performance-based restricted shares were scheduled to vest at various times based on the Company’s achievement of certain performance targets, however in February 2012, the Committee determined that it was appropriate to waive the remaining performance targets related to such awards. Accordingly, the shares of performance-based restricted stock vested, effective February 16, 2012.

(2)	Options become exercisable as to 30% of the award on each of the first and second anniversaries of the grant date and 20% on each of the two succeeding anniversaries thereafter.

(3)	Includes the unvested portion of awards made pursuant to an option exchange offer consummated on December 30, 2008. Options become exercisable on December 30, 2012.

(4)	Restricted shares vest 50% on the second anniversary of the grant date and 25% on each of the two succeeding anniversaries thereafter.

2011 Option Exercises and Stock Vested

The following table provides the number of shares of Class A common stock acquired upon vesting of stock awards in 2011 and the value realized for each named executive officer. No stock options were exercised during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Lewis W. Dickey, Jr.	—	—	273,817	$1,289,080
Joseph P. Hannan	—	—	10,267	50,000
John Pinch	—	—	55,999	263,007
John W. Dickey	—	—	98,271	447,860
Richard S. Denning	—	—	21,811	101,161

(1)	Calculated by multiplying the number of shares acquired by the market value of the shares as of the relevant vesting dates.

Potential Payments upon Termination or Change in Control

The following analyses reflect the amount of compensation payable to each of the named executive officers in the event of termination of employment under the following scenarios: resignation for good reason, termination without cause, termination for cause, resignation without good reason (voluntary resignation), termination in connection with a change in control, and termination due to death or disability. The analyses assume that the date of termination was December 31, 2011, and the dollar value of any equity is calculated using a per share price of $3.34, which was the reported closing price of our Class A common stock on December 30, 2011 (the last trading day of 2011). In addition, the analyses assume the sale, on that date, of all restricted shares and shares of Class A common stock issuable upon exercise of unvested options whose vesting is accelerated as a result of termination.

In connection with the completion of the Citadel Acquisition, the Company entered into new employment agreements with each of the named executive officers in November 2011. All potential payments to the executive officers upon termination of their employment or upon a change in control are governed by the terms of their respective employment agreements as described below. For additional information regarding the employment agreements, see “— Employment Agreements.”

Each agreement provides that in the event the Company terminates the relevant named executive officer’s employment without “cause” (including the Company notifying the executive of the Company’s intent to not renew such agreement) or if the executive terminates his employment for “good reason” during the term of the agreement, the executive will be entitled to the following:

•

an amount equal to a multiple (the “severance multiplier”) of the sum of executive’s respective annual base salary and target bonus award opportunity then in effect. The severance multiplier is 2.0 for Mr. L. Dickey and 1.0 for Messrs. Hannan, Pinch, J. Dickey and Denning;

•

a lump-sum payment equal to the pro-rata amount of the annual bonus the executive would have received if he had remained employed by the Company through the last day of the calendar year, based on actual performance through the applicable performance period;

•

immediate vesting of 50% of any unvested equity awards, with the remaining 50% of such awards being forfeited, provided, however, that if such termination occurs during the six-month period immediately preceding a change in control (as defined in the agreements), then 100% of any unvested equity awards will become fully vested on the consummation of the change in control; and

•	continued participation by the executive and his dependents in the Company’s medical, dental, vision and hospitalization plans for 18 months for Mr. L. Dickey and 12 months for the other executives.

In the event that the Company terminates the executive’s employment without cause or the executive terminates his employment for good reason within a specified period following a change in control, the executive will be entitled to the same payments and benefits as described above, except the severance multiplier will be 3.0 for Mr. L. Dickey and 2.0 for Messrs. Hannan, Pinch, J. Dickey and Denning, and 100% of the executive’s equity awards will vest immediately. The specified period is 18 months in the case of Mr. L. Dickey and nine months in the case of the other executives.

Each agreement further provides that if the executive is terminated with cause, the executive terminates his employment without good reason or the executive’s employment is terminated due to death or disability, then the Company is only obligated to pay the executive any base salary, bonus payments for any completed fiscal year and unreimbursed expenses that were accrued, but unpaid, through the date of termination.

In the event of a termination by the Company without cause or a termination by the relevant executive for good reason, the Company will not be obligated to pay to the executive any amounts other than those in the immediately preceding paragraph unless such executive executes in favor of the Company a general release of any claims against the Company.

In addition, payments and benefits under each of the employment agreements in event of a termination by the Company without cause or a termination by the relevant executive for good reason (other than terminations within one year following a change in control) are subject to compliance by the terminated executive with the 18-month non-competition and non-solicitation covenants in each of the agreements. Payments and benefits under each of the employment agreements are also subject to compliance by the terminated executive with the confidentiality covenants in each of the agreements.

According to each executive’s employment agreement:

•

“good reason” means, in each case without the executive’s consent, (i) a material diminution in his authority, duties or responsibilities or an adverse change in his reporting responsibilities; (ii) a material reduction in his base salary; (iii) the relocation of the his principal place of employment to a location more than thirty (30) miles from the city of Atlanta, Georgia; or (iv) a material breach of the employment agreement by the Company;

•

“cause” means (i) the conviction of the executive of a felony under the laws of the United States or any state thereof, whether or not appeal is taken; (ii) the conviction of the executive for a violation of criminal law involving the Company and its business; (iii) the willful misconduct of the executive, or the willful or continued failure by the executive (except as a result of disability or illness) to substantially perform his duties hereunder, in either case which has a material adverse effect on the Company; or (iv) the willful fraud or material dishonesty of the executive in connection with his performance of duties to the Company; and

•

“change in control” means the date that: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock of the Company held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a “change in control”; (ii) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of the Company’s stock possessing thirty percent (30%) or more of the total voting power of the stock of the Company; (iii) a majority of members of the

Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

In addition to payments made pursuant to the employment agreements, in the case of termination as a result of death or disability, the named executive officers are entitled to accelerated vesting of unvested stock option awards granted to the executive officers in 2011 under their stock option award agreements. However, as of December 31, 2011, the value of this accelerated vesting would have been zero because the closing price of the Company’s common stock on December 30, 2011 (the last trading day of 2011) was less than the exercise price of all applicable options outstanding as of that date.

Lewis W. Dickey, Jr.    The following analysis describes the potential payments upon termination of employment for Lewis W. Dickey, Jr., our Chairman, President and Chief Executive Officer. Unless otherwise specified, all cash payments are lump-sum payments.

Assuming a termination had occurred on December 31, 2011, Mr. L. Dickey would have been entitled to receive:

•

for resignation for good reason or termination without cause (other than during the eighteen-month period following a change in control), a total of $9,915,391, which consists of: $5,800,000 (representing a severance payment of two times the sum of his base salary and target bonus as in effect immediately prior to the date of termination), plus $2,000,000 (representing a lump sum cash payment for his annual bonus), plus in the case of termination without cause other than during the six-month period preceding a change in control only, $2,108,281 (representing the proceeds from the sale at $3.34 per share of 50% of his unvested equity awards as of the date of termination, excluding any underwater stock options), plus $7,110 (the value of 18 months’ continued coverage under our employee benefit plans);

•

for resignation for good reason or termination without cause during the six-month period preceding a change in control, a total of $12,023,672, which consists of: $5,800,000 (representing a severance payment of two times the sum of his base salary and target bonus as in effect immediately prior to the date of termination), plus $2,000,000 (representing a lump sum cash payment for his annual bonus), plus $4,216,562 (representing the proceeds from the sale at $3.34 per share of 100% of his unvested equity awards as of the date of termination, excluding any underwater stock options), plus $7,110 (the value of 18 months’ continued coverage under our employee benefit plans); and

•

for resignation for good reason or termination without cause during the eighteen-month period following a change in control, a total of $14,923,672, which consists of: $8,700,000 (representing a severance payment of three times the sum of his base salary and target bonus as in effect immediately prior to the date of termination), plus $2,000,000 (representing a lump sum cash payment for his annual bonus), plus $4,216,562 (representing the proceeds from the sale at $3.34 per share of 100% of his unvested equity awards as of the date of termination, excluding any underwater stock options), plus $7,110 (the value of 18 months’ continued coverage under our employee benefit plans).

Joseph P. Hannan, John G. Pinch, John W. Dickey and Richard S. Denning.    The following analysis describes the potential payments upon termination of employment for Joseph P. Hannan, our Senior Vice President, Treasurer and Chief Financial Officer, John G. Pinch, our Executive Vice President and Co-Chief Operating Officer, John W. Dickey, our Executive Vice President and Co-Chief Operating Officer and Richard S. Denning, our Senior Vice President, Secretary and General Counsel. Unless otherwise specified, all cash payments are lump-sum payments.

Assuming a termination had occurred on December 31, 2011, Messrs. Hannan, Pinch, J. Dickey and Denning would each be entitled to receive:

•

for resignation for good reason or termination without cause (other than during the nine-month period following a change in control), a total of $1,155,106, $2,150,348, $2,567,290 and $978,405, respectively, which consists of: $825,000, $1,356,250, $1,531,250 and $700,000, respectively (representing a severance payment of the sum of each executive’s base salary and target bonus as in effect immediately prior to the date of termination), plus $275,000, $581,250, $656,250 and $200,000, respectively (representing a lump sum cash payment for each executive’s annual bonus), plus in the case of termination without cause other than during the six-month period preceding a change in control only, $41,750, $203,884, $366,434 and $65,049, respectively (representing the proceeds from the sale at $3.34 per share of 50% of each executive’s unvested equity awards as of the date of termination, excluding any underwater stock options), plus $13,356, $8,964, $13,356 and $13,356, respectively (the value of 12 months’ continued coverage under our employee benefit plans);

•

for resignation for good reason or termination without cause during the six-month period preceding a change in control, a total of $1,196,856, $2,354,232, $2,933,724 and $1,043,453, respectively, which consists of: $825,000, $1,356,250, $1,531,250 and $700,000, respectively (representing a severance payment of the sum of each executive’s base salary and target bonus as in effect immediately prior to the date of termination), plus $275,000, $581,250, $656,250 and $200,000, respectively (representing a lump sum cash payment for each executive’s annual bonus), plus $83,500, $407,768, $732,868 and $130,097, respectively (representing the proceeds from the sale at $3.34 per share of 100% of each executive’s unvested equity awards as of the date of termination, excluding any underwater stock options), plus $13,356, $8,964, $13,356 and $13,356, respectively (the value of 12 months’ continued coverage under our employee benefit plans); and

•

for resignation for good reason or termination without cause during the nine-month period following a change in control, a total of $2,021,856, $3,710,482, $4,464,974 and $1,743,453, respectively, which consists of: $1,650,000, $2,712,500, $3,062,500 and $1,400,000, respectively (representing a severance payment of two times the sum of each executive’s base salary and target bonus as in effect immediately prior to the date of termination), plus $275,000, $581,250, $656,250 and $200,000, respectively (representing a lump sum cash payment for each executive’s annual bonus), plus $83,500, $407,768, $732,868 and $130,097, respectively (representing the proceeds from the sale at $3.34 per share of 100% of each executive’s unvested equity awards as of the date of termination, excluding any underwater stock options), plus $13,356, $8,964, $13,356 and $13,356 (the value of 12 months’ continued coverage under our employee benefit plans).

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as directors as well as the expertise and knowledge required. In 2011, non-employee directors received a fee of $7,500 per quarter ($30,000 annually). Additionally, each non-employee director received an additional $2,500 per quarter ($10,000 annually) for each committee membership he held. Each non-employee director also received a $1,500 fee for each in-person meeting of our Board of Directors (or for each in-person meeting of a committee, if not conducted in connection with a Board of Directors meeting) and $300 for each telephonic meeting of our Board of Directors or a committee thereof. In addition, in May 2011, Mr. Everett, Mr. Robison and Mr. Sheridan each received a grant of 6,000 shares of restricted stock, while Mr. Tolley received a grant of 5,000 shares of restricted stock. The shares of restricted stock vest 50% on the second anniversary of the grant date and 25% on each of the two succeeding anniversaries thereof. Finally, each non-employee director received reimbursement of out-of-pocket expenses incurred in connection with attendance at each such meeting.

Following the Citadel Acquisition, the Compensation Committee undertook an assessment of non-employee director compensation in light of the significant changes in the Company and the related increase in responsibilities of the Board of Directors. Following that assessment, effective January 1, 2012, non-employee directors receive a fee of $75,000 annually. Further, each non-employee director receives an additional $25,000 annually for service on each committee of which he is a member. Also, the Chairman of the Audit Committee receives an additional $25,000 annually, the Chairman of the Compensation Committee receives an additional $15,000 annually, and the lead director receives an additional $30,000 annually. Each non-employee director is also reimbursed for expenses actually incurred in attending in-person meetings of the Board of Directors and any committees. In addition, each non-employee director receives $100,000 in restricted stock awards per year, which will vest on the first anniversary of the grant date.

	2011 Director Compensation
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Ralph B. Everett	$59,300	$26,580	—	—	—	—	$85,880
Jeffrey A. Marcus(3)	9,000	—	—	—	—	—	9,000
Arthur J. Reimers(3)	9,000	—	—	—	—	—	9,000
Eric P. Robison	54,800	26,580	—	—	—	—	81,380
Robert H. Sheridan, III	59,300	26,580	—	—	—	—	85,880
David M. Tolley	29,700	22,150	—	—	—	—	51,850

(1)	Lewis W. Dickey, Jr., our Chairman, President and Chief Executive Officer, is not included in this table as he is an employee and thus receives no compensation for his services as a director. The compensation Mr. L. Dickey received as an employee is shown in the Summary Compensation Table elsewhere in this proxy statement.

(2)	At December 31, 2011, the aggregate number of outstanding stock options held by Mr. Everett, Mr. Robison, Mr. Sheridan and Mr. Tolley were 45,450, 47,067, 40,494 and 0, respectively. At December 31, 2011, Mr. Everett, Mr. Robison, Mr. Sheridan and Mr. Tolley had 23,000, 23,000, 24,000 and 5,000 shares of restricted stock outstanding, respectively.

(3)	Both Mr. Reimers and Mr. Marcus were appointed to the Board of Directors on September 16, 2011, and therefore did not receive any stock awards in 2011.

Employment Agreements

On November 29, 2011, we entered into new employment agreements with each of our named executive officers. Each of the agreements has an initial term through November 29, 2014 and contains a provision for automatic extensions of one-year periods thereafter, unless terminated in advance by either party in accordance with the terms of the agreement. Pursuant to the agreements, each executive was entitled to receive the following annual base salary, effective September 16, 2011, and subject to increase from time to time by the Board of Directors: Mr. L. Dickey ($1,450,000), Mr. Hannan ($550,000), Mr. Pinch ($775,000), Mr. J. Dickey ($875,000) and Mr. Denning ($500,000).

The agreements also provide that each executive will be eligible for an annual cash bonus based upon achievement of annual performance goals for the Company and/or the individual determined by the Compensation Committee each year. The annual cash bonus will be calculated as a percentage of the executive’s base salary, with the following target and maximum awards opportunities available to the executive: Mr. L. Dickey (Target — 100%, Maximum — 150%), Mr. Hannan (Target — 50%, Maximum — 75%), Mr. Pinch (Target — 75%, Maximum — 100%), Mr. J. Dickey (Target — 75%, Maximum — 100%) and Mr. Denning (Target — 40%, Maximum — 60%).

Notwithstanding these target and maximum award opportunities, beginning in 2012, the Compensation Committee may adjust the target and maximum award opportunities for any executive for each year.

These agreements cancel and supersede the previous employment agreements with Messrs. L. Dickey, Pinch, J. Dickey and Denning.

The employment agreements also provide for payments to the executive officers upon termination of their employment. For more information about the terms of these payments see “— Potential Payments upon Termination or Change in Control.”

Compensation Committee Interlocks and Insider Participation

During 2011, Eric P. Robison (Chairman), Ralph B. Everett and Robert H. Sheridan, III, none of whom is one of our officers or employees, were members of the Compensation Committee of our Board of Directors, which determines, or makes recommendations with respect to, compensation matters for our executive officers. None of the Compensation Committee members serve as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors, as constituted at the time that the Company’s audited financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 were filed with the SEC, offers this report regarding such financial statements, and regarding certain matters with respect to PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2011. This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing with the SEC by the Company, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the SEC.

The Audit Committee currently consists of David M. Tolley (Chairman), Ralph B. Everett, Arthur J. Reimers and Robert H. Sheridan, III. Prior to March 13, 2012, the Audit Committee consisted of Robert H. Sheridan, III (Chairman), Ralph B. Everett and Eric P. Robison.

The Audit Committee reviewed and discussed with the Company’s management and with PricewaterhouseCoopers LLP, its independent registered public accounting firm for the fiscal year ended December 31, 2011, the Company’s audited financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee also considered whether the provision of certain non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

Based on the review and discussions referred to above, the Audit Committee, as constituted on March 12, 2012, recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors:

Robert H. Sheridan, III

Ralph B. Everett

Eric P. Robison

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors recognizes that related person transactions present a heightened risk of conflicts of interest. The Audit Committee has been delegated the authority to review and approve all related party transactions involving directors or executive officers of the Company. Generally, a “related person transaction” is a transaction in which we are a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. “Related persons” include our executive officers, directors and holders of more than 5% of our common stock, and any of their immediate family members.

Under the policy, when management becomes aware of a related person transaction, management reports the transaction to the Audit Committee and requests approval or ratification of the transaction. Generally, the Audit Committee will approve only related party transactions that are on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person. The Audit Committee will report to the full Board of Directors all related person transactions presented to it.

DM Luxury Agreement

During the third quarter of 2010, we entered into a management agreement (the “DM Luxury Agreement”) with DM Luxury, LLC (“DM Luxury”). DM Luxury is 50% owned by Dickey Publishing, Inc. and Dickey Media Investments, LLC, each of which is partially owned by Lewis W. Dickey, Jr., our Chief Executive Officer. The remaining interest in DM Luxury is held by Macquarie. Pursuant to the DM Luxury Agreement, we have agreed to provide certain back office shared services, including finance, accounting, use of corporate headquarters, legal, human resources and other services, for an annual management fee equal to the greater of $0.5 million and 5.0% of DM Luxury’s adjusted EBITDA on an annual basis. The Company recorded $0.5 million of revenues from the DM Luxury Agreement during the year ended December 31, 2011. The DM Luxury Agreement expires on September 15, 2013.

Translator Sale

During the fourth quarter of 2010, we entered into an agreement to sell a translator to Dickey Broadcasting Company, Inc. (“DBC”), which is partially owned by Mr. Lewis W. Dickey, Jr., our Chief Executive Officer, and Mr. John W. Dickey, our Co-Chief Operating Officer, for a purchase price of $597,000. This transaction closed on May 18, 2011. As of December 31, 2011, Cumulus Media has received $348,500 of the purchase price pursuant to the agreement.

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors is responsible for the appointment, compensation and retention of our independent registered public accounting firm.

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and urges you to vote FOR ratification of the appointment. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since June 17, 2008. While stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our By-laws or otherwise, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement on behalf of the firm if they desire to do so, and to respond to appropriate questions from stockholders.

Auditor Fees and Services

Audit Fees

PricewaterhouseCoopers LLP billed us $2,550,500, in the aggregate, for professional services rendered to audit our annual financial statements for the fiscal year ended December 31, 2011, to evaluate the effectiveness of our internal control over financial reporting as of December 31, 2011, to review the interim financial statements included in our quarterly reports on Form 10-Q filed in 2011 and for 2011 services related to consents and review of certain documents filed with the SEC related to acquisitions and a global refinancing. PricewaterhouseCoopers LLP billed us $533,085, in the aggregate, for audit services rendered in 2010.

Audit Related Fees

PricewaterhouseCoopers LLP billed us $335,554, in the aggregate, for audit related services in 2011 for professional services primarily rendered in conjunction with our offering memorandum. PricewaterhouseCoopers LLP billed us $47,500, in the aggregate, for professional services related to SEC comment letters rendered in 2010.

Tax Fees

PricewaterhouseCoopers LLP billed us $105,000, in the aggregate, for tax consulting services during 2011. PricewaterhouseCoopers LLP billed us $180,000, in the aggregate, for tax consulting and tax return preparation services during 2010.

All Other Fees

PricewaterhouseCoopers LLP billed us $1,800 and $2,400 for access to its on-line research library during the years ended 2011 and 2010, respectively.

Policy on Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The policy of the Audit Committee is to require pre-approval of all audit and permissible non-audit services to be performed by the independent registered public accounting firm during the fiscal year. The Audit Committee regularly considers all non-audit fees when reviewing the independence of our independent registered public accounting firm.

Recommendation of the Board of Directors

Your Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics, referred to as our Code of Ethics, that applies to all of our employees, executive officers and directors and meets the requirements of the rules of the SEC and the NASDAQ Marketplace Rules. The Code of Ethics is available on our website, www.cumulus.com, or can be obtained without charge by written request to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305. If we make any substantive amendments to this Code of Ethics, or if our Board of Directors grants any waiver, including any implicit waiver, from a provision thereof to our executive officers or directors, we will disclose the nature of such amendment or waiver, the name of the person to whom the waiver was granted and the date of the waiver in a current report on Form 8-K.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

In accordance with the rules of the Securities and Exchange Commission, if you wish to submit a proposal to be brought before the 2013 annual meeting of stockholders, we must receive your proposal by not later than December 7, 2012, in order for it to be included in our proxy materials relating to that meeting. Stockholder proposals must be accompanied by certain information concerning the proposal and the stockholder submitting it as more fully described in the Company’s By-laws. Proposals should be directed to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305. To avoid disputes as to the date of receipt, it is suggested that any stockholder proposal be submitted by certified mail, return receipt requested.

In addition, in accordance with our By-laws, for any proposal to be submitted by a stockholder for a vote at the 2013 annual meeting of stockholders, whether or not submitted for inclusion in our proxy statement, we must receive advance notice of such proposal not later than February 7, 2013. The proxy to be solicited on behalf of our Board of Directors for the 2013 annual meeting of stockholders may confer discretionary authority to vote on any such proposal received after that date.

ANNUAL REPORT

A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 as required to be filed with the SEC has been provided concurrently with this proxy statement to all stockholders entitled to notice of, and to vote at, the annual meeting. Stockholders may also obtain a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 without charge upon written request to: Corporate Secretary, Cumulus Media, Inc., 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305. The proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available at www.cumulus.com/investors.aspx.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

CUMULUS MEDIA INC. 2012 ANNUAL MEETING PROXY CARD

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR each of the director nominees and FOR Proposal 2.

1. Election of Directors: For Withhold For Withhold For Withhold

01—Lewis W. Dickey, Jr. 02—Ralph B. Everett 03—Jeffrey A. Marcus

04—Arthur J. Reimers 05—Eric P. Robison 06—Robert H. Sheridan, III

07—David M. Tolley

2. Proposal PricewaterhouseCoopers to ratify the appointment LLP as the of Company’s independent registered public accounting firm for 2012.

For Against Abstain

3. In such their other discretion, business the as proxies may properly are authorized come before to vote the upon meeting or any adjournments or postponements of the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing in a fiduciary or representative capacity, give full title as such.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

1	U P X 1 3 7 2 9 7 2

01G7PC

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — CUMULUS MEDIA INC.

CUMULUS MEDIA INC. 2012 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Lewis W. Dickey, Jr., Joseph P. Hannan and Richard S. Denning (the “Proxies”), and each of them, with the power of substitution to vote, as set forth below, all of the shares of stock of Cumulus Media Inc. (the “Company”) held of record by the undersigned on March 23, 2012, at the Annual Meeting of Stockholders of the Company to be held on May 8, 2012, and at any and all adjournments or postponements thereof, with all powers the undersigned would possess, as if the undersigned was present personally at such annual meeting or any adjournments or postponements thereof. The Board of Directors of the Company recommends a vote FOR each of the director nominees and FOR Proposal 2.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the director nominees and FOR Proposal 2. The Proxies are hereby authorized to vote in accordance with their best judgment on any other matter that may properly come before the annual meeting and all adjournments or postponements thereof.